Exhibit 10.2
NUANCE COMMUNICATIONS, INC.
EMPLOYMENT AGREEMENT
     This Agreement originally made by and between Nuance Communications, Inc. (the “Company”) and Paul A. Ricci (the “Executive”) effective as of August 11, 2006 (the “Effective Date”), is hereby amended and restated solely to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) as of December 29, 2008.
     1. Duties and Scope of Employment.
          (a) Positions and Duties. Executive will serve as Chairman of the Board and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”).
          (b) Board Membership. During the Employment Term (as defined below), Executive will serve as the Chairman of the Board, subject to any required stockholder approval.
          (c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors of the Company, which approval will not be unreasonably withheld, provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, or as a member of corporate Boards of Directors (but in all cases subject to Executive’s compliance with the terms of the Confidential Information Agreement and the terms of this Agreement).
     2. Employment Term. Subject to earlier termination as provided for below, the Company will employ Executive for an initial term of three (3) years commencing on the Effective Date. The term of employment hereunder shall automatically extend for successive additional terms of one (1) year each (each, a “Successive One-Year Term”) unless, at least ninety (90) days prior to the end of the initial three (3) year term or any Successive One-Year Term, the Company or Executive gives written notice of intent to terminate this Agreement (a “Notice of Non-Renewal”). The term of employment under this Agreement shall include the initial three (3) year period and any extension thereof (the “Employment Term”). If Executive’s employment terminates as a result of the receipt of a Notice of Non-Renewal from the Company, Executive shall be entitled to the payments and benefits under Section 5(a) of this Agreement. Notwithstanding the foregoing, Executive and the Company acknowledge that this employment relationship may be terminated at any time prior to the expiration of the Employment Term, upon ninety (90) days written notice to the other party, with or without Cause or for any or no reason, at the option either of the Board or Executive and that in the event the Company or Executive terminate Executive’s employment with the Company prior to the end of the Employment Term, Executive only will be entitled to those payments and benefits, if any, provided for in Section 5 of this Agreement.

     3. Compensation.
          (a) Base Salary. The Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of $543,500 through the period ending September 30, 2006, which amount shall be increased to an annual base salary of $575,000 effective October 1, 2006 (respectively, the “Base Salary”). The Base Salary will be paid through payroll periods that are consistent with the Company’s normal payroll practices and will be subject to the usual, required withholding. Executive’s compensation will be reviewed, at a minimum of once per year, to ensure Executive’s total compensation is consistent with current market practices and in line with Executive’s performance.
          (b) Performance Bonus. For the 2006 fiscal year of the Company, Executive will be eligible to receive a target bonus of up to 81 percent (81%) of Executive’s Base Salary in 2006 based upon the achievement of performance criteria established by the Compensation Committee of the Board, after consultation with Executive. For each fiscal year of the Company following its 2006 fiscal year, Executive will be eligible to receive a target bonus of up to one-hundred percent (100%) of Executive’s then Base Salary based upon the achievement of performance criteria established within four (4) months of the start of the applicable bonus period by the Compensation Committee of the Board, after consultation with Executive. The performance standards will be based on the Company’s achievement of goals for proforma revenue and earnings, as defined by the Compensation Committee of the Board. The actual percentage of Base Salary payable as a bonus for any year will depend upon the extent to which the applicable performance criteria have been achieved. Any bonus that actually is earned will be paid as soon as practicable (but no later than two and one-half (2 1/2) months) after the end of the fiscal year for which the bonus is earned, but only if Executive was employed with the Company through the end of such fiscal year.
          (c) Restricted Stock. At the August 11, 2006 Compensation Committee Meeting, the Compensation Committee of the Board issued the Executive seven hundred thirty-five thousand four hundred forty-five (735,445) shares of common stock of the Company at a per share purchase price equal to the par value of the Company’s common stock and, on October 1, 2007, the Compensation Committee of the Board will issue Executive an additional fourteen thousand five hundred fifty-five (14,555) shares of common stock of the Company at a per share purchase price equal to the par value of the Company’s common stock (together, the “Restricted Stock”). The Restricted Stock awards will vest 100% on the third anniversary of the Effective Date of this Agreement; provided, however, (i) 375,000 shares shall vest upon the achievement of financial targets for Fiscal 2007 approved by the Board (the “Fiscal 2007 Objectives”) and (ii) an additional 375,000 shares shall be scheduled to vest upon the achievement of financial targets for Fiscal 2008 approved by the Board (the “Fiscal 2008 Objectives”). Except as otherwise specified herein, in the event that Executive’s employment with the Company terminates, any unvested shares of Restricted Stock shall be forfeited and revert to the Company. The grant of the Restricted Stock shall be represented by, and subject to, the terms of a Restricted Stock Agreement to be prepared in accordance with the terms herein.
          In addition, if (i) the Fiscal 2007 Objectives and the Fiscal 2008 Objectives are achieved or (ii) if the closing price of one share of the Company’s common stock on the Nasdaq Global Market is equal to or greater than $18.00, on a split adjusted basis, for a period of ninety consecutive calendar days, the Company shall issue Executive an additional two hundred fifty thousand (250,000) shares of common stock of the Company at a per share purchase price equal to the par value of the Company’s common stock, which shares, if issued, shall vest on August 11, 2009.

          (d) Stock Options. At the August 11, 2006 Compensation Committee Meeting, the Compensation Committee of the Board granted Executive a stock option grant to acquire one million (1,000,000) shares of the Company’s common stock at an exercise price equal to the closing fair market value as quoted on NASDAQ on the date of grant (the “Stock Options”). The Stock Options shall vest in three equal installments annually over a three-year term (i.e. one third of the Stock Options shall be scheduled to vest on each anniversary of the Effective Date). The maximum term of the Stock Options will be seven years. Except as otherwise specified herein, in the event that Executive’s employment with the Company terminates, any unvested Stock Options will be forfeited. The grant of the Stock Options shall be represented by, and subject to, the terms of a stock option agreement to be prepared in accordance with the terms herein and the stock option plan pursuant to which they are granted.
          (e) Car Allowance. During the Employment Term, the Company will reimburse Executive up to $15,000 per calendar year (or such greater amount as approved by the Board or Compensation Committee, consistent with the Company’s practice with respect to other executive officers) for use towards a car leased by the Company or via a car allowance included in the Executive’s pay. The lease allowance is inclusive of insurance costs to cover the leased vehicle. The Company shall make such reimbursement payments by March 15th of year following the calendar year Executive incurred such eligible car allowance expenses.
          (f) Tax & Financial Services Allowance. The Company will reimburse Executive up to $40,000 for expenses incurred by Executive for reasonable professional services during the period beginning January 1, 2006 and ending on September 30, 2006. Effective October 1, 2006 and through the Employment Term, the Company will reimburse Executive for reasonable professional services expenses incurred by Executive for tax, financial and/or estate planning. The Company will reimburse Executive only for expenses that do not exceed $10,000 per calendar year. The Company shall make such reimbursement payments by the end of the third month following the calendar year Executive incurred such eligible tax and financial service allowance expenses.
     4. Benefits.
          (a) Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
          (b) Executive Medical Benefit. During the Employment Term, the Company shall offer Executive a supplemental executive medical benefit provided through a major health network, provided that the expense incurred by the Company shall not exceed $15,000 per year. Any reimbursement made pursuant to this Section 4(b) will be paid by the Company by the end of the third month following the calendar year Executive incurred any eligible supplement executive medical expense. No unused benefit from one calendar year will carry forward or otherwise be available for future calendar years.

          (c) Post Retirement Medical Benefit. For the period following Executive’s retirement, but not before age 55, until such time as Executive is age 65, provided Executive is an active full-time employee of the Company at the time of his retirement, the Company shall reimburse Executive up to a maximum amount of $150,000, net of withholding taxes, for expenses incurred to purchase medical or health insurance during the entire ten (10) year period. The Company shall make such reimbursement payments by the end of the third month following the calendar year Executive incurred such eligible post-retirement medical or health insurance expenses.
     5. Severance. Except as set forth below, upon termination of employment by the Company for any reason, other than following a Change of Control (in a termination to which Section 5(c) applies), Death or Disability, Executive shall receive payment of (a) his Base Salary, as then in effect, through the date of termination of employment, and (b) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to Executive through the date of termination of employment in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”). In addition, the following will apply:
          (a) Involuntary Termination other than for Cause, Death or Disability. If Executive’s employment with the Company is terminated (i) by the Company for a reason other than Cause (as defined below), Executive becoming Disabled (as defined below) or Executive’s death, or (ii) by the Executive for Good Reason, then, subject to Executive’s compliance with the provisions in Section 5(e), Executive will be entitled to receive through the term of the Severance Period: (i) continuing payments of 1.5 times Executive’s Base Salary, as then in effect, during the Severance Period, to be paid periodically in accordance with the Company’s normal payroll policies and subject to the usual, required withholding, plus 100% of Executive’s target Performance Bonus, as then in effect, during the Severance Period, to be paid periodically in accordance with the Company’s normal payroll policies and subject to the usual, required withholding, (ii) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) during the Severance Period under the Company’s group health plans, as then in effect; (iii) immediate full vesting on the termination date of Executive’s stock options and unvested Restricted Stock that were granted prior to the Effective Date and continued vesting during the severance period for Executive’s stock options and unvested Restricted Stock granted after the Effective Date, and (iv) an extended period of time to exercise certain outstanding options granted before and after the Effective date. Outstanding options granted prior to this Agreement shall expire on their original expiration date. Outstanding options granted after the Effective date shall expire on either their original expiration date or two years after the Executive’s termination date, whichever is earlier.
          (b) Termination due to Death or Disability. If the Executive’s employment with the Company is terminated due to his Death or his becoming Disabled, then Executive or Executive’s estate (as the case may be) will (i) receive the Base Salary through the date of termination of employment, (ii) be entitled to immediate 100% vesting of any Company stock options or Restricted Stock held by the Executive that were unvested immediately prior to his termination of employment, (iii) receive Company-paid coverage for a period of two (2) years for Executive (if applicable) and Executive’s eligible dependents under the Company’s health benefit plans (or, at the Company’s option, coverage under a separate plan), providing benefits that are no less favorable than those provided under the Company’s plans immediately prior to Executive’s death, (iv) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans and policies, and (v) be entitled to receive all compensation and benefits from the Company for which he is eligible under other policies or plans.
          (c) Change of Control Benefits. If, within twelve (12) months following a Change of Control, Executive’s employment with the Company is terminated for a reason other than (i) Cause, (ii) Executive becoming Disabled or (iii) Executive’s death, or if the Executive terminates his employment with the Company for Good Reason, then, subject to Executive’s compliance with the provisions in Section 5(e), Executive will be entitled to receive the severance payments and benefits set forth in Section 5(a) and the post retiree medical benefit provided under Section 4(c); provided, however Executive shall receive two (2.0) times his Base Salary as then in effect rather than one-half (1 1/2) times his Base Salary and immediate 100% acceleration of any unvested options or awards, rather than continued vesting over the severance period. In addition, if Executive becomes subject to the excise tax applicable to excess parachute payments under Section 4999 of the Code, then the Company (or its successor) will reimburse Executive for up to $4,000,000 of that tax. The reimbursements required by this Section 5(c) shall be paid to Executive, or for his benefit, within fifteen (15) days following receipt by the Company of the report of the accounting firm described below; provided however that in any event any such payment shall be made not later than (i) the end of the calendar year following the year in which the amount of taxes owed are remitted to the applicable tax authority, or (ii) in the case of a tax audit or litigation in connection with the applicability of or calculation of tax amounts owing under Sections 280G or 4999 of the Code, the end of the calendar year following the year in which the audit or litigation is completed. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive. If the accounting firm determines that no excise tax is payable with respect to any payments, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no excise tax will be imposed with respect to such payments. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive. For the avoidance of doubt, in the event of the Executive’s actual payment of a Section 4999 excise tax, he shall in any event be entitled to reimbursement pursuant to this Section 5(c) to the extent the amount of such tax exceeds the excise tax amount previously determined by the accounting firm.
          (d) Other Termination. If the Executive terminates employment with the Company other than for Good Reason (as defined), or if Executive’s employment with the Company is terminated for Cause, then Executive will receive payment of the Accrued Obligations but he shall not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of stock options and unvested Restricted Stock) from the Company, except to the extent provided under the applicable stock option agreement(s), Company benefit plans or as may be required by law (for example, under COBRA).
          (e) Conditions to Receive Severance Package. Except for the Accrued Obligations, the applicable provisions of the Option Plan and Option Agreement, and other payments to which Executive may be entitled by law, the severance payments, continued benefits, continued vesting, vesting acceleration and the ability to exercise stock options described in this Section 5 will be provided to Executive if the following conditions are satisfied: (i) Executive complies with all surviving provisions of the Confidential Information Agreement, any confidentiality or proprietary rights agreement signed by Executive and the non-competition provisions set forth herein; and (ii) Executive executes and delivers to the Company, and does not revoke, a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Executive’s employment or termination of employment with the Company.
          (f) Cause. For purposes of this Agreement, “Cause” means Executive’s employment with the Company is terminated after a majority of the Board has found any of the following to exist: (i) the commission by the Executive of a felony, either in connection with the performance of his obligations to the Company or which adversely affects the Executive’s ability to perform such obligations; (ii) gross negligence, dishonesty or breach of fiduciary duty; or (iii) the commission by the Executive of an act of fraud or embezzlement which results in loss, damage or injury to the Company, whether directly or indirectly; (iv) disclosure of the Company’s confidential or proprietary information which violates the terms of the Confidential Information Agreement; or (v) Executive’s continued substantial willful nonperformance (except by reason of Disability) of his employment duties after Executive has received a written demand for performance by the Board and has failed to cure such nonperformance within 15 business days of receiving such notice.
          (g) Change of Control. For the purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” for purposes of Section 409A: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (“Incumbent Directors” will mean directors who either (A) are members of the Board as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company)); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.
          (h) Disabled. For purposes of this Agreement, “Disabled” means Executive being unable to perform the principal functions of his duties due to a medically certifiable physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six months. Whether Executive is Disabled will be determined by a third party administrator of the Company’s long-term disability program.
          (i) Good Reason. For purposes of this Agreement, “Good Reason” means (i) without the Executive’s consent, a significant reduction of the Executive’s duties, position, reporting status, or responsibilities relative to the Executive’s duties, position, reporting status, or responsibilities in effect immediately prior to such reduction, or the removal of the Executive from such position, duties and responsibilities or change in reporting status, unless the Executive is provided with comparable duties, position and responsibilities or reporting status; also a reduction in duties, position, reporting status or responsibilities by virtue of the Company being acquired and made part of a larger entity will constitute “Good Reason” unless the Executive remains in his position as Chief Executive Officer of a publicly traded company that conducts substantially the same core operations, business and activities as were conducted by the Company prior to any such acquisition or similar corporate transaction; (ii) without the Executive’s consent, a substantial reduction, by the Board of the Executive’s Base Salary as in effect immediately prior to such reduction (unless such reduction is part of an overall Company effort that effects similarly situated senior executives of the Company); (iii) without the Executive’s consent, the requirement that Executive relocate his principal place of employment more than fifty (50) miles from the current location of the Company’s principal executive offices; (iv) a material breach by the Company of this Agreement; and (iv) failure of Executive to be nominated as a Board member. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and, if such grounds are susceptible to cure, a reasonable cure period of not less than thirty (30) days following the date of such notice. Any resignation for Good Reason must occur within two years of the initial existence of the grounds constituting Good Reason.
          (j) Severance Period. For purposes of this Agreement, “Severance Period” means the period beginning on the date of Executive’s termination of employment with the Company and ending on the date eighteen (18) months later for all reasons other than a termination following a Change of Control. “Severance Period” for a termination following a Change of Control means the period beginning on the date of Executive’s termination of employment with the Company and ending on the date twenty-four (24) months later.
     6. Confidential Information. Executive agrees to continue to comply with any agreement Executive has entered into with the Company regarding confidential information and/or invention assignment (the “Confidential Information Agreement”).
     7. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will, trust, or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
     8. Indemnification. Subject to applicable law, Executive will be provided indemnification but on terms no less favorable than provided to any other Company executive officer and subject to the terms of any separate written indemnification agreement.
     9. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Nuance Communications, Inc.
One Wayside Road
Burlington, MA 01803
Attn: Vice President — Human Resources & Operations
If to Executive:
at the last residential address known by the Company.
     10. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
     11. Original Agreement. Executive previously entered into an employment agreement with the Company on August 11, 2003, as amended from time to time (the “Original Agreement”). Executive and the Company agree that this Agreement will supersede and replace the Original Agreement in its entirety.
     12. Non-Competition, and Non-Solicitation. For a period beginning on the Effective Date and ending 18 months after the Executive ceases to be employed by the Company (or 24 months following termination of Executive’s employment if such termination occurs within twelve months following a Change of Control of the Company), Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not engage, participate or invest in a company whose primary business is competitive with the Company; (ii) not engage, participate or invest in a large Information Technology (“IT”) company, such as Microsoft or IBM, in a position in which his principal involvement would be in the business of speech recognition software; (iii) not solicit, induce or influence any person to leave employment with the Company; (iv) not directly or indirectly solicit business from any of the Company’s customers and users on behalf of any company defined in Section 12(i) or (ii), above. Nothing in this Agreement shall prohibit the Executive from owning (as a passive investment): (A) not more than two percent of any class of publicly traded securities of any entity or (B) not more than five percent of any class of non-publicly traded securities of any entity.
     13. Non Disparagement. Following the date Executive ceases to be employed by the Company, Executive will not disparage in any way the Company, its Officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, or assigns, and will refrain from any defamation, libel or slander of any of those parties, and any tortious interference with the contracts, relationships and prospective economic advantage of any of those parties. Likewise, following the date Executive ceases to be employed by the Company, its officers, directors, employees, administrators, and affiliates, will not disparage, except as otherwise required by law, in any way the Executive, and will refrain from any defamation, libel or slander of the Executive, and, subject to provisions of paragraph 12 of this Agreement, will refrain from any tortious interference with the contracts, relationships and prospective economic advantage of the Executive.
     14. Entire Agreement. This Agreement, together with the Confidential Information Agreement, represents the entire agreement and understanding between the Company and Executive concerning the subject matter herein and Executive’s employment relationship with the Company, and supersedes and replaces any and all prior or contemporaneous agreements and understandings whether written or oral between the Executive and the Company.
     15. Arbitration and Equitable Relief.
          (a) Except as provided in Section 15(d) below, Executive and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held at a location within 45 miles of the Company’s principal executive offices in Massachusetts, in accordance with the procedures then in effect of the Judicial Arbitration & Mediation Services, Inc. (“JAMS”) (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
          (b) The arbitrator will apply Massachusetts law to the merits of any dispute or claim, without reference to rules of conflict of law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Massachusetts for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.
          (c) The Company will pay the direct costs and expenses of the arbitration. The Company will also reimburse Executive’s fees and expenses as incurred quarterly, including reasonable attorneys’ fees in connection with any dispute arising out of this agreement, provided Executive prevails on at least one material issue in such dispute, or provided an arbitrator does not determine that Executive’s legal positions were frivolous or without legal foundation. In the event Executive does not so prevail or in the event of such determination, Executive will repay to the Company any amounts previously reimbursed by it, and Executive will reimburse the Company for its fees and expenses, including reasonable attorneys’ fees, incurred in connection with the dispute.

          (d) Both the Company and the Executive may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of the Confidential Information Agreement between Executive and the Company and/or Section 13 of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.
          (e) EMPLOYEE HAS READ AND UNDERSTANDS SECTION 15, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;
               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF THE STATE OF CALIFORNIA; AND
               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.
     16. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).
     17. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.
     18. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).
     19. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     20. Attorneys’ Fees. Executive shall be reimbursed his reasonable attorneys’ fees incurred with respect to the negotiation of this Agreement.
     21. Code Section 409A.
          (a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code, and any proposed or final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s termination of employment will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
          (b) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 15(a) above.
          (c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 15(a) above. For purposes of this Section 15(c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
          (d) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

EXECUTIVE

/s/ Paul A. Ricci	Date December 29, 2008

Paul A. Ricci
Chairman and Chief Executive Officer

COMPANY

/s/ Robert Frankenberg	Date December 29, 2008

Robert Frankenberg
Chairman of the Compensation Committee of
The Board of Directors